Exhibit 99.6

NEWS RELEASE

NOBLE ENERGY ANNOUNCES $750 MILLION SHARE REPURCHASE PROGRAM
Company also announces divestment of U.S. Gulf of Mexico business

HOUSTON (February 15, 2018) – Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) today announced that its Board of Directors has authorized a $750 million share repurchase program. In addition, the Company has executed an agreement to sell its deepwater Gulf of Mexico assets to Fieldwood Energy LLC (“Fieldwood”) for a total value of $710 million.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “While continuing to deliver outstanding performance and execution across the business, we have strategically repositioned our portfolio over the last couple of years. The sale of our Gulf of Mexico business represents the last major step in our portfolio transformation. This has been done to focus our go-forward efforts on those assets that will rapidly grow our cash flows and margins, primarily the U.S. onshore business and the Eastern Mediterranean. I appreciate the efforts of the many employees who have contributed to our strong legacy of exploration discovery and successful resource development in the Gulf of Mexico. Going forward, we are concentrating the Company’s exploration capabilities on higher-impact opportunities that can drive substantial long-term value creation.”

Mr. Stover continued, “Supported by the proceeds from this transaction, along with strong projected cash flow growth, the Board of Directors has authorized a $750 million share repurchase program to enhance and accelerate value return to our shareholders. We view the opportunity to repurchase Noble Energy stock to be an attractive return, as the current stock price does not yet fully reflect the long-term value of our assets.”

U.S. GOM Divestment
Cash proceeds included in the transaction total $480 million, and Fieldwood will assume all abandonment obligations associated with the properties, which the Company recorded at a book value of approximately

$230 million as of December 31, 2017. In addition, a cumulative contingent payment of up to $100 million is payable to Noble Energy from closing of the transaction through the end of 2022, determined quarterly at a rate of $2 per barrel produced when the average Light Louisiana Sweet oil price exceeds $63 per barrel.

The effective date of the transaction is January 1, 2018, with closing anticipated during the second quarter 2018, contingent upon Fieldwood successfully implementing its contemplated restructuring process. Included in the transaction is the Company’s interest in six producing fields and all undeveloped leases. Noble Energy estimates net production from these assets for 2018 to average slightly more than 20 thousand barrels of oil equivalent per day for the year. Total proved reserves in the Gulf of Mexico as of year-end 2017 for the Company were 23 million barrels of oil equivalent.

Share Repurchase Program
The Board of Directors has authorized a $750 million share repurchase program during the period of 2018 through 2020. All purchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time. At today’s share price, the program covers approximately six percent of the Company’s outstanding shares.

Upcoming Conference Call
The Company will host a conference call and webcast for investors and analysts on Tuesday, February 20, beginning at 8:00 a.m. Central Time. Senior management will review year-end 2017 results as well as provide 2018 guidance and an updated multi-year outlook. Supporting materials will be made available prior to market open on the date of the conference call.

Date: Tuesday, February 20, 2018
Time: 8:00 a.m. C.T.
Toll Free Dial in: 800-289-0438
International Dial in: 323-994-2083
Conference ID: 4328087

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets. Founded more than 85 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit http://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Lauren Brown
(281) 872-3208
Lauren.Brown@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

Forward Looking Statements
This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, third party judicial proceedings, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual reports on Form 10-K, respectively, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.